Contact:

Randi Baldwin
Vice President Communications & Marketing
American Medical Alert Corporation
(516) 536-5850

AMERICAN MEDICAL ALERT ANNOUNCES COMPANY FOUNDER HOWARD M. SIEGEL TO STEP DOWN AS CEO AND ASSUME ROLE OF SENIOR ADVISOR ON JANUARY 1, 2007. JACK RHIAN PROMOTED TO CEO.

OCEANSIDE, New York. -November 21, 2006 - American Medical Alert Corp. (NASDAQ: AMAC), a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced that Howard M. Siegel, Founder and Chief Executive Officer of American Medical Alert Corp., will step down as Chief Executive Officer effective December 31, 2006. Mr. Siegel will assume the newly created position of Senior Advisor to the Company and maintain his position as Chairman of the Board. In his position as Senior Advisor, Mr. Siegel will be employed under a three year contract through December 31, 2009, to help guide future strategies and direction for the Company. The Company's Board of Directors has promoted Jack Rhian to the position of Chief Executive Officer effective as of January 1, 2007. Mr. Rhian will also retain the title of President.

Speaking on behalf of the Board of Directors, Ronald Levin, a director of the Company, stated as follows: "Howard Siegel founded American Medical Alert nearly 26 years ago. Under his leadership, the Company has grown into a leading provider of healthcare communications products and services. In his role as Senior Advisor, we look forward to Howard's high level guidance as the opportunities for AMAC continue to unfold."

In announcing the decision, Mr. Siegel commented: “The transition period leading up to today's announcement commenced over two years ago when my successor Mr. Jack Rhian was promoted to President and Chief Operating Officer. Opportunities for continual growth abound and the time for change has arrived. I am absolutely confident in Mr. Rhian’s skills and the ability of our company to continue to build on the momentum we have established.”

Jack Rhian commented as follows: “AMAC has evolved into a healthcare communications company with a valuable portfolio of health and safety monitoring technologies that support long term health management and independent living. I am pleased to be afforded the opportunity to lead a team of dedicated and motivated managers. I am confident that AMAC, through this teamwork, will achieve success as defined by the Board of Directors and shareholders.”
About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates seven communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD to support the delivery of high quality, healthcare communications.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.